Exhibit 10.12

Employment Agreement

This Employment Agreement (the “Agreement”) dated as of July 7, 2004, (the “Effective Date”) is made by and between Horizon Lines, LLC, a Delaware limited liability company (together with any successor thereto, the “Company”) and Charles Raymond (the “Executive”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions.

(a)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b)	“Annual Bonus Payment Date” shall have the meaning set forth in Section 5(c)(ii).

(c)	“Board” shall mean the Board of Directors of the Company or of H-Lines.

(d)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	the Executive’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties listed in Section 2(c) which is not remedied within 30 days after receipt of written notice from the Board specifying such failure;

(ii)	the Executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Board specifying such failure;

(iii)	a material breach by the Executive of the Company’s code of ethics, which is not remedied within 30 days after receipt of written notice from the Board specifying such failure;

(iv)	the Executive’s conviction, plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the Executive’s title or position with the Company);

(v)	the Executive’s knowing unlawful use (including being under the influence) or possession of illegal drugs; or

(vi)	the Executive’s commission of a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company.

For the purposes of this “Cause” definition, no act (or omission) that is (i) taken in good faith and (ii) not adverse to the best interests of the Company shall be considered to be willful.

(e)	“Company” shall have the meaning set forth in the preamble hereto. The term “Company “ when used herein in the context of determinations or directions by the Company shall be construed to refer to the Board, a duly authorized committee of the Board or a designee of the Board (the “Designee”).

(f)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(g)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) or Section 4(a)(viii), the expiration of the then-applicable Term.

(h)	“Disability” shall mean the Executive’s failure to perform, with or without reasonable accommodation, his material duties for a period of six consecutive months as a result of incapacity due to mental or physical impairment or accident.

(i)	“Effective Date” shall have the meaning set forth in the preamble hereto.

(j)	“Executive” shall have the meaning set forth in the preamble hereto.

(k)	“Executive Bonus Plan” shall mean the bonus plan developed by the Compensation Committee and the Executive. The Executive Bonus Plan shall be attached hereto as Exhibit A.

(l)	(i) The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following, without the Executive’s written consent:

(A)	failure of the Company to continue the Executive in the position of Chief Executive Officer and President of the Company with such title or, in the event that any parent company of the Company becomes a “reporting company” within the meaning of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (a “Reporting Company”), to appoint and continue the Executive in the position of Chief Executive Officer and President of such parent company;

(B)	a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 2(c);

(C)	relocation of the Executive’s principal office by more than 35 miles;

(D)	failure of the Company to make any payment or provide any benefit under this Agreement when such payment or benefit is due;

(E)	failure of any Permissible Assignee (in accordance with Section 10) to assume the Agreement in writing; or

(F)	the Company’s material breach of this Agreement.

(ii)	The Executive may not resign his employment for Good Reason unless:

(A)	the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and

(B)	the Company does not remedy the alleged violation(s) within the 30-day period.

(m)	“H-Lines” shall mean H-Lines Holding Corp., a Delaware corporation.

(n)	“Initial Annual Base Salary” shall have the meaning set forth in Section 3(a).

(o)	“Initial Stub Period” shall have the meaning set forth in Section 5(c)(iii).

(p)	“Inventions” shall have the meaning set forth in Section 8.

(q)	“Non-Compete Period” shall have the meaning set forth in Section 6(a).

(r)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(s)	“Permissible Assignee” shall have the meaning set forth in Section 10.

(t)	“Related Agreements” shall have the meaning set forth in Section 15.

(u)	“Reporting Company” shall have the meaning set forth in the definition of “Good Reason” contained in this Section 1.

(v)	“Restricted Stock” shall have the meaning set forth in Section 3(c).

(w)	“Severance Amount” shall have the meaning set forth in Section 5(c)(i).

(x)	“Severance Bonus Amount” shall mean the product of (x) the Target Bonus Percentage at the Date of Termination, (y) the Annual Base Salary at the Date of Termination, and (z) the Company factor corresponding to the Company’s performance in relation to the performance targets set forth in the Executive Bonus Plan (such percentage to be determined on a Company-wide basis in good faith by the Compensation Committee) during the fiscal year in which the Executive is terminated. (If the Company factor is zero, the Severance Bonus Amount will be zero.)

(y)	“Severance Period” shall have the meaning set forth in Section 5(c)(i).

(z)	“Target Bonus Percentage” shall have the meaning set forth in Section 3(b).

(aa)	“Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a)	The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (such extension terms collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable Term.

(c)

Position and Duties. The Executive shall serve as Chairman of the Board, Chief Executive Officer and President of the Company and Chief Executive Officer and President of H-Lines (and, in the event that any parent company of the Company becomes a Reporting Company, Chief Executive Officer and President of such parent company), with such responsibilities, duties and authority as is customary for his position and such other duties as may from time to time be assigned to the Executive by the Board, commensurate with his position. The Executive shall report to the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company; and, with the consent of the Board, serve on boards of other public companies. During his employment and during the Severance Period, the Executive, on the one hand, and the directors and officers of the Company, on the other hand, shall not disparage in any material respect the other, either orally or in writing. The foregoing shall not limit a party from truthful testimony in response to a subpoena or governmental inquiry or from commencing an action to enforce their rights in a legal action.

3.	Compensation and Related Matters.

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $500,000 per annum (the “Initial Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Compensation Committee (the Initial Annual Base Salary together with any increase, the “Annual Base Salary”). Notwithstanding the foregoing, the Initial Annual Base Salary shall increase to $550,000 unless, as of July 1, 2004, the Company has not achieved the performance target established by the Board in consultation with the Executive with respect to the period ending on such date. Furthermore, the Annual Base Salary shall be increased to $575,000, effective January 1, 2005, unless, as of January 1, 2005, the Company has not achieved the performance target established by the Board in consultation with the Executive for the 2004 fiscal year. If either such target is not met, the Company shall provide the Executive with written notice to that effect within a reasonable period of time (but in no event more than 45 days) the date of such scheduled increase. The Executive’s Annual Base Salary may not be decreased except in connection with a Company wide decrease of salaries and compensation for executives of the Company, and in such instance, the decrease may not exceed 10% of the Executive’s Annual Base Salary nor may the decrease cause the Annual Base Salary to be less than the Executive’s Initial Annual Base Salary.

(b)	Annual Bonus. During the Term, the Executive shall be eligible to receive a discretionary bonus, which bonus shall have a target value of not less than 55% of his Annual Base Salary (such target value percentage, as in effect from time to time, the “Target Bonus Percentage”), if the Compensation Committee concludes that the Executive satisfied the performance targets and other criteria set forth in the Executive Bonus Plan.

(c)	Restricted Stock. The Executive shall purchase 43,038 shares of common stock of H-Lines, at an aggregate price equal to $344,304 (“Restricted Stock”). The Restricted Stock shall be governed by the terms of the restricted stock agreement as approved by the Compensation Committee which shall provide that (i) with respect to 40% of the Restricted Shares, one-third shall vest on each of the first, second and third anniversaries of the Effective Date and (ii) the remaining 60% shall vest subject to achieving the IRR Target pursuant to the restricted stock agreement over the three year period described in the restricted stock agreement. The Restricted Stock shall also be governed by the terms of the applicable stockholders agreement and voting trust agreement.

(d)	Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company.

(e)	Vacation. During the Term, the Executive shall be entitled to vacation each calendar year in accordance with the Company’s policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f)	Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company during the Term, in accordance with the Company’s expense reimbursement policy. The Company shall reimburse the Executive for reasonable travel expenses incurred by the Executive’s spouse while traveling with the Executive for business purposes during the Term, provided that the Executive provides the Board with a quarterly report showing the expenses incurred by the Executive’s spouse on such business travel.

(g)	Automobile. The Company recognizes the Executive’s need for an automobile for business purposes. During the Term, the Executive shall be entitled to receive an annual automobile allowance of $9,000 and automobile insurance with annual premiums of up to $1,000, subject to appropriate upward adjustments as determined by the Company.

(h)	Country Club Dues. During the Term, the Executive shall be entitled to reimbursement for the payment of reasonable monthly membership dues at the Quail Hollow Country Club and Diamond Creek and for any reasonable capital assessments that may be levied.

(i)	Luncheon Club. During the Term, the Executive shall be reimbursed for monthly dues or membership fees for the Charlotte City Club.

(j)	Physical Examination Reimbursement. During the Term, the Executive shall be entitled to an annual physical examination conducted at the Greenbrier Clinic or by a licensed physician.

(k)	Life Insurance. During the Term, the Company shall provide the Executive with a term life insurance policy that pays a beneficiary up to $850,000 upon the death of the Executive.

(l)	Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(m)	Roll-Over Options. The Executive shall have the right and option (but not the obligation), not earlier than four (4) years and six (6) months after the Effective Date and so long as the Executive’s employment has not been terminated for Cause, to require the Company, subject to the provisions of this Section 3(m), to purchase shares of common stock of H-Lines acquired by the Executive through the exercise of Roll-Over Options (as defined in the Agreement and Plan of Merger, dated as of May 22, 2004, by and among H-Lines Holding Corp., Horizon Lines Holding Corp., H-Lines Subcorp., and TC Group, L.L.C., as amended or modified). The purchase price for such shares shall be equal to the “Fair Market Value” per share of common stock as defined herein. Notwithstanding any provision contained herein to the contrary, the Company shall not be required to purchase any shares pursuant to the terms of this Section 3(m) if the purchase of such shares would violate or cause the Company to violate or result in the violation or cause the breach of, any covenant contained in the Company’s financing agreements or indentures; provided, that the Company shall use its commercially reasonable efforts to seek a waiver of any such violation or breach, but in no event shall the Company be required to pay any fees or such other consideration in excess of $250,000 in the aggregate for any and all such waiver requests. For the purposes of this Section 3(m), “Fair Market Value” means (i) the product of (A) six (6) multiplied by (B) EBITDA (as defined below) for H-Lines and its consolidated subsidiaries for the four most recent complete fiscal quarters prior to such date (such four fiscal quarters, the “Applicable Valuation Period”) as reported in the consolidated financial statements of H-Lines and its subsidiaries, plus (ii) average cash and cash equivalents of H-Lines and its consolidated subsidiaries for the Applicable Valuation Period (excluding restricted cash or cash equivalents, which, for purposes of clarification, shall include cash or cash equivalents held in escrow, cash committed for capital expenditures, and amounts pursuant to any capital construction fund agreements), minus (iii) the outstanding amount of all term and/or fixed indebtedness (including any obligation owed in respect of capitalized leases) of H-Lines and its consolidated subsidiaries (including the current and long term portions thereof) and accrued interest thereon for the Applicable Valuation Period, minus (iv) revolving credit indebtedness of H-Lines and its consolidated subsidiaries and accrued interest thereon for the Applicable Valuation Period. “EBITDA” shall mean, for any period, earnings before any of the following to the extent included in the computing of such earnings: interest, income taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles in a manner consistent with past practices; provided, however, that the Board of Directors of H-Lines may exclude any items of gain or loss that are reasonably determined to be extraordinary by the Board of Directors of H-Lines, in its discretion.

(n)	Attorney’s Fees. The Company shall promptly after the Effective Date pay the reasonable fees and expenses of the Executive’s counsel in entering into this Agreement, up to a maximum amount of $25,000.

4.	Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(vii)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(viii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(b)

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”) provided, however, that the Company may, in its sole discretion, change the Date of Termination to any earlier date following its receipt of the Notice of Termination. A Notice of Termination submitted by the

Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion that is not later than 90 days from the date the Executive receives the Notice of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Company Obligations upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive (i) the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses, owed to the Executive under Section 3(f) incurred to the Date of Termination and any expenses incurred after the Date of Termination, if such post-termination expenses are approved by the Designee, (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(e), and (iv) any amount arising, from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, as well as any accrued but unpaid Annual Bonus for any prior fiscal year. The Executive shall also be entitled to the rights set forth in Section 21.

5.	Severance Payments.

In addition to any amounts to be paid under Section 4(c), the Executive shall receive the amounts and benefits set forth in Sections 5(a), (b) or (c), as applicable:

(a)	Termination upon Death. If the Executive’s employment shall terminate as a result of the Executive’s death pursuant to Section 4(a)(i), the Company shall pay to the Executive’s estate a pro-rated bonus calculated and paid in accordance with the terms of the Executive Bonus Plan as in effect at the Date of Termination, in an amount equal to the product of (x) a fraction equal to the number of months in the fiscal year in which the Executive’s employment termination occurs prior to the Date of Termination over 12 and (y) the Severance Bonus Amount (the “Pro Rata Bonus”).

(b)	Termination upon Disability. If the Executive’s employment shall terminate as a result of the Executive’s Disability pursuant to Section 4(a)(ii), the Company shall pay to the Executive:

(i)	in accordance with the Company’s regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six (6) months following the Date of Termination; and

(ii)	in accordance with the terms of the Executive Bonus Plan, the Pro Rata Bonus.

(c)	Termination without Cause, by Reason of Non-Extension of Term by the Company, or Resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv), by notice of non-extension by the Company pursuant to Section 4(a)(vii), or for Good Reason pursuant to Section 4(a)(v), the Company shall, after execution, without revocation, of a binding general waiver and release of claims by the Executive in the form attached hereto as Exhibit B:

(i)	pay to the Executive, in a lump sum within ten (10) days following the Date of Termination, an amount (the “Severance Amount”) equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of two years following the Date of Termination (the “Severance Period”);

(ii)	pay to the Executive, in accordance with the terms of the Executive Bonus Plan, on the first date after the Date of Termination on which annual bonuses are paid to executives of the Company with respect to the applicable year (each such date, an “Annual Bonus Payment Date”), the Pro Rata Bonus;

(iii)	pay to the Executive, on the first Annual Bonus Payment Date after the Date of Termination, an amount equal to the product of the Severance Bonus Amount and a fraction, the numerator of which is the number of months in the fiscal year (in which the Executive’s employment termination occurs) after the Date of Termination (the “Initial Stub Period”) and the denominator of which is 12;

(iv)	pay to the Executive, on the second Annual Bonus Payment Date occurring after the Date of Termination, the Severance Bonus Amount;

(v)	pay to the Executive, on the third Annual Bonus Payment Date occurring after the Date of Termination, an amount equal to the product of (A) a fraction, the numerator of which is the difference between 12 and the number of months in the Initial Stub Period and the denominator of which is 12, and (B) the Severance Bonus Amount; and

(vi)	continue, during the Severance Period, coverage for the Executive and any dependents under all the Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder, at no greater cost to the Executive than that paid by an active employee.

(d)

Termination for Other Reasons. If the Executive’s employment shall be terminated by the Company for Cause pursuant to Section 4(a)(iii), by the Executive without Good Reason pursuant to Section 4(a)(vi), or by the Executive by notice of non-extension pursuant to Section 4(a)(viii), the Company shall pay to the Executive the amounts set forth in Section 4(c) and shall not have any further obligations to the Executive.

(e)	Excess Parachute Payments. If so requested by the Executive prior to and in relation to a change of control of the Company occurring after the Effective Date, the Company shall use its best efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Internal Revenue Code and the Regulations thereunder (collectively, the “Code”) with respect to any amounts payable hereunder (provided the Executive agrees to waive his rights to receive such amounts) and to obtain the approval of the Company’s stockholders in accordance with such section of the Code. If such stockholder approval is not obtained, no severance payments shall be made under this Section 5 to the extent such payments would be treated as excess parachute payments under Section 280G(b)(1) of the Code.

(f)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(g)	No mitigation of damages; no offset. In the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment to mitigate damages, and no income earned by the Executive from other employment or self-employment shall be offset against any obligation of the Company to the Executive under this Agreement.

6.	Competition.

(a)	The Executive shall not, at any time during the Term of this Agreement, or during the 24-month period following the Date of Termination (the “Non-Compete Period”), directly or indirectly, engage in, have any equity interest in, or manage or operate the portion of any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in a Jones Act business that competes with any business of the Company or any entity owned by the Company anywhere in the world provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business nor prevent him from working for an entity that conducts a Jones Act business so long as he is not involved in that part of the business.

(b)	During the Non-Compete Period, the Executive will not directly or indirectly, recruit or otherwise solicit or induce any employee or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company.

(c)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, its parent companies and any of its direct or indirect subsidiaries.

7.	Nondisclosure of Proprietary Information.

(a)	Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets, provided the foregoing shall not apply to good faith disclosure in the course of the Executive’s duties or compliance with legal process or governmental inquiry. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes provided to the Executive by the Company, developed by the Company or the Executive or received by the Executive in connection with the Executive’s employment.

(c)

The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the prompt notice thereof, shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel in resisting or otherwise responding to such process. For purposes of the preceding sentence, the Company shall reimburse the Executive for reasonable expenses incurred.

(d)	As used in this Section 7, the term “Company” shall include the Company, its parent companies, and any of its direct or indirect subsidiaries.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement only to an assignee that is qualified under applicable law to become an owner of a Jones Act business and that is either (x) a successor to all or substantially all the assets of the Company, by merger or otherwise or (y) approved by the Executive is writing in advance of such assignment (a “Permissible Assignee”). The Company may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

12.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

Horizon Lines, LLC

4064 Colony Road

Charlotte, N.C. 28211

Fax:

Attn:

with a copy to:

H-Lines Holding Corp.

c/o Castle Harlan Partners IV, L.P.

150 East 58th Street

New York, New York 10155

Fax: (212) 207-8042

Attn: Marcel Fournier

          and

          Howard Weiss

and a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 593-5955

Attn: André Weiss

(b)	If to the Executive:

Charles Raymond

or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.	Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including, but not limited to, the Employment Agreement dated as of February     , 2003 between Horizon Lines, LLC and the Executive. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

16.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Delaware in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7 or 8 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged full time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the arbitrator may direct that non-prevailing parties be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, provided that no award for attorney’s fees shall be made against the Executive unless the arbitrator finds that his position was frivolous or taken in bad faith; otherwise, each party shall pay its own attorney’s fees and expenses.

20.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.	Indemnification and Liability Insurance.

The Company hereby covenants and agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company (including service prior to the Effective Date hereof). The Company, within 30 days of presentation of invoices, shall reimburse the Executive for all reasonable legal fees and disbursements reasonably incurred by the Executive in connection with any potentially indemnifiable matter under this Section 21; provided, however, that the Executive shall consult with the Company prior to selecting his counsel and shall obtain the Company’s approval, which approval shall not be unreasonably withheld, of such counsel. In addition, the Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

22.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

23.	Employee Acknowledgement.

The parties acknowledge that they have read and understand this Agreement, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the other party other than those contained in writing herein, and has entered into this Agreement freely based on his or its own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ M. Mark Urbania
	Name:	M. Mark Urbania
	Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE

By:	/s/ Charles G. Raymond
	Name:	Charles Raymond
Address:

EXHIBIT A

Executive Bonus Plan

EXHIBIT B

FORM OF EMPLOYMENT GENERAL RELEASE

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

In exchange for the waiver of claims by Charles Raymond (“Executive”) against the Company Released Entities (as defined below) and compliance with other terms and conditions of this General Release, upon the effectiveness of this General Release, the Company agrees to provide Executive with the severance payments and benefits provided under Section 5(c) of the employment agreement dated as of July 7, 2004 by and between Horizon Lines, LLC, a Delaware limited liability company, and Executive (the “Employment Agreement”). In consideration for the payments and benefits to be provided to Executive as set forth in the preceding sentence, Executive individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the “Executive Releasor”), hereby irrevocably, fully and unconditionally releases and forever discharges Horizon Lines, LLC, (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Executive Releasor, has, or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company, its parent companies and its subsidiaries, and the cessation thereof and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and North Carolina.

Notwithstanding the foregoing, nothing in this General Release shall be a waiver of claims: (1) that may arise after the date on which Executive signs this General Release; (2) with respect to Executive’s right to enforce his rights under Sections 4(c), 5(c) and 19 of the Employment Agreement and under any other written agreement between the Executive and the Company; (3) regarding rights of indemnification, receipt of legal fees and directors and officers liability insurance to which Executive is entitled under the Employment Agreement, the Company’s Certificate of Incorporation or By-laws, pursuant to any separate writing between Executive and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits of Executive under any employee benefit plan or pension plan of the Company Released Parties subject to the terms and conditions of such plan and applicable law; (5) relating to the rights to protections from the Company Released Entities (pursuant to the Employment Agreement) in connection with Section 4999 of the Internal Revenue Code of 1986, as amended or any successor thereto; or (6) solely in his capacity as a stockholder or optionholder of the Company (including Executive’s right to enforce his rights under any agreements between the Executive and the Company relating to equity).

Executive acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this General Release after signing it by giving written notice to                     , within seven (7) days after signing it. This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release. Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this General Release as of                     .

EXECUTIVE		HORIZON LINES, LLC

Name:	Charles Raymond	Name:

Title: